Filed Pursuant to Rule 424(b)(3)
File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 4
to Prospectus declared
effective on June 14, 2006
(Registration No. 333-133393)
WINMARK CORPORATION

This Prospectus Supplement No. 4 supplements our Prospectus declared effective June 14, 2006 (as previously supplemented by the prospectus supplements dated July 13, 2006, August 11, 2006 and August 18, 2006, collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 4 together with the Prospectus.

On October 11, 2006, we filed with the U.S. Securities and Exchange Commission the Current Report on Form 8-K.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 4 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 4 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 4 is October 11, 2006.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 4, 2006

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-22012	41-1622691
(Commission File Number)	(I.R.S. Employer Identification Number)

4200 Dahlberg Drive, Suite 100 Golden Valley, MN 55422-4837

(Address of Principal Executive Offices)  (Zip Code)

(612) 520-8500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                              Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

(b)                                 On October 4, 2006, Stephen M. Briggs, President and Chief Operating Officer of Winmark, as well as a member of Winmark’s Board of Directors, announced his resignation as an officer and director of Winmark.

(c)                                  The responsibility for management of Winmark’s retail franchise brands transitioned from Mr. Briggs to Steven A. Murphy on October 4, 2006.  Mr. Murphy will become the president of retail franchise brands.

Mr. Murphy, 40, has served as Vice President of Franchise Management of the Company since December 2003. Mr. Murphy has served as the Director of Play It Again Sports® brand of the Company from April 2002 to December 2003. Mr. Murphy served as Director of Marketing and Sales from September 2001 to April 2002.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1                           Press Release dated October 4, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

WINMARK CORPORATION

Date: October 11, 2006	By:	/s/ Catherine P. Heaven
Catherine P. Heaven
General Counsel

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit Number	Exhibit Description

99.1	Press Release dated October 4, 2006

Exhibit 99.1

Contact:	John L. Morgan
763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES RESIGNATION

Minneapolis, MN (October 4, 2006)  —  Winmark Corporation (Nasdaq: WINA) announced the submission by Stephen M. Briggs of his resignation from the positions of President and Chief Operating Officer, as well as his resignation as a member of the Board of Directors of Winmark.

John L. Morgan stated, “Mr. Briggs joined Winmark in 2000 as its President and Chief Operating Officer. During his time with us, he has made a significant contribution to the success of Winmark, its employees, shareholders and certainly our franchise partners.  Steve Murphy, the current Vice President - Franchise Management, will become the president of retail franchise brands and assume Mr. Briggs’s responsibilities for the management of those brands.”

Winmark Corporation provides financial services and develops franchises for retail stores that buy, sell, trade and consign used and new merchandise.  At July 1, 2006, there were 819 franchise stores in operation under the Company ‘s brands and an additional 44 franchises awarded but not open.  Of the stores in operation, there were 394 Play It Again Sports®, 208 Once Upon A Child®, 171 Plato’s Closet®, 41 Music Go Round®  and 5 Wirth Business Credit® franchises.  In addition, at July 1, 2006, the Company had an equipment leasing portfolio equal to $13.3 million.